EXHIBIT 11S

                           DECORATOR INDUSTRIES, INC.
            COMPUTATION OF DILUTED EARNINGS PER SHARE OF COMMON STOCK
                FOR THE FIVE FISCAL YEARS ENDED DECEMBER 29, 2007


                                       2007           2006          2005          2004          2003
                                   -----------    -----------   -----------   -----------   -----------
Net (loss)/income                  $  (807,509)   $   405,393   $ 1,364,814   $ 1,394,698   $ 1,561,778
                                   ===========    ===========   ===========   ===========   ===========

Average number of common
  shares outstanding                 3,005,988      2,982,735     2,882,196     2,816,661     2,794,286

Dilutive effect of stock options
  on net income                              0         53,753       116,402       150,126        33,316
                                   -----------    -----------   -----------   -----------   -----------

Diluted weighted average shares
  used in the calculation of
  diluted earnings per share         3,005,988      3,036,488     2,998,598     2,966,787     2,827,602
                                   ===========    ===========   ===========   ===========   ===========



Diluted earnings per share         $     (0.27)   $      0.13   $      0.46   $      0.47   $      0.55
                                   ===========    ===========   ===========   ===========   ===========